Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
February 26, 2009	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON

ANNOUNCES 2008 LOSS, SUSPENDS QUARTERLY DIVIDEND

BOSTON — The Federal Home Loan Bank of Boston (the Bank) announced today unaudited results for the year ending December 31, 2008. The Bank reported an annual net loss of $73.2 million primarily attributable to a $339.1 million charge related to the other-than-temporary impairment of certain private-label mortgage-backed securities (MBS) as of December 31, 2008. At the time of purchase, these credit-enhanced MBS investments were rated triple-A and broadly considered sound. However, the unprecedented nationwide deterioration of home prices combined with the ongoing recession has resulted in a sharp increase in loss rates on the loans underlying these securities. Current accounting standards require that we write down the value of these MBS to current market value, which has deteriorated sharply over the last year primarily due to an absence of liquidity in the market; we estimate that the economic loss associated with these securities is $22.0 million. We continuously monitor these securities, and further deterioration in delinquency, loss rates, and real estate values may also cause an increase in estimated and actual economic losses. However, we have the ability and intent to maintain these holdings to maturity and we believe we will recover a substantial portion of the impairment losses over time.

Quarterly Dividend Suspended

The Bank meets all its regulatory capital requirements, and continues to have confidence in its fundamental capacity to fulfill its core mission, namely providing liquidity to its members through a wide variety of advances products. The Bank has taken a number of steps to strengthen its position in the short term and preserve its capital. The board of directors voted to suspend dividends for the quarter; based on current information, dividend payments in 2009 are unlikely. In addition, the moratorium on excess stock repurchases declared in December will continue. Also, as a result of the loss, the Bank will not make a contribution to the Affordable Housing Program (AHP) and Equity Builder Program for 2009, both of which are funded directly from prior year net profits.

“While these are difficult steps to take, we believe these actions are prudent and will allow the Bank to weather the current financial crisis and remain an important resource for the region’s housing market and affordable housing needs for the long term,” said Michael A. Jessee, the Bank’s president and chief executive officer. “Importantly, the Bank continues to meet member funding needs in this unprecedented capital market environment. We continue to focus aggressively on returning the Bank to a position where it can pay dividends, repurchase excess stock, and award new AHP grants and subsidies. Though we cannot predict a timetable for the conclusion of this process, we are committed to moving forward in a way that is thoughtful, prudent, and consistent with our proven commitment to serving our member banks.”

2008 Balance-Sheet Highlights

Total assets were $80.4 billion at December 31, 2008, an increase of 2.8 percent from $78.2 billion at the close of 2007. Total average assets increased by $17.1 billion to $82.5 billion at yearend 2008, compared with $65.4 billion at yearend 2007. Advances grew 2.2 percent to $56.9 billion, compared with $55.7 billion at yearend 2007, and represented 70.8 percent of total assets, compared with 71.2 percent at yearend 2007. Average advances borrowings for the year as a whole increased $17.0 billion to $61.6 billion. Investments, including short-term placements and securities, increased 5.9 percent to $18.9 billion, compared with $17.9 billion at yearend 2007. Member-mortgage assets increased to $4.2 billion at yearend 2008, compared with $4.1 billion at yearend 2007.

2008 Operating and Capital Results

Net income for 2008 decreased $271.4 million to a net loss of $73.2 million, compared with net income of $198.2 million for 2007. Net interest income after provision for credit losses on mortgage loans increased by $20.0 million, or 6.4 percent, to $332.4 million for the year ended December 31, 2008, from $312.5 million for the year ended December 31, 2007, due principally to the $17.1 billion increase in total average assets. The decrease in net income is primarily attributable to the $339.1 million securities impairment charge along with a $2.1 million increase in losses from the early retirement of debt, an $18.8 million decline of SFAS 133 fair-value adjustments, and a $2.2 million increase in operating expenses, partially offset by $71.7 million in decreased AHP and REFCorp payments. Total capital at yearend 2008 increased $0.1 billion, or 2.5 percent, to $3.5 billion, compared with $3.4 billion at yearend 2007, and retained earnings stood at $22.9 million at yearend 2008, compared with $225.9 million at yearend 2007. The Bank’s regulatory capital ratio increased by 23 basis points, from 4.37 percent as of December 31, 2007, to 4.60 percent as of December 31, 2008. The Bank’s minimum regulatory capital requirement is 4 percent. The Bank’s permanent capital exceeded its risk-based capital requirement by $1.5 billion at December 31, 2008.

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

FEDERAL HOME LOAN BANK OF BOSTON

Balance Sheet Highlights

(Dollars in thousands)

(Unaudited)

	12/31/08	12/31/07
ASSETS
Advances	$56,926,267	$55,679,740
Investments (1)	18,907,554	17,862,559
Mortgage loans held for portfolio, net	4,153,537	4,091,314
Total assets	80,395,822	78,200,338

LIABILITIES
Consolidated obligations, net	74,726,268	73,410,156

CAPITAL
Class B capital stock	3,584,720	3,163,793
Retained earnings	22,906	225,922
Total capital	3,472,880	3,387,514
Total liabilities and capital	80,395,822	78,200,338

(1)      Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

Income Statement Highlights

(Dollars in thousands)

(Unaudited)

	For the Year Ended
	12/31/08	12/31/07	12/31/06

Total interest income	$2,720,164	$3,365,847	$2,965,773
Total interest expense	2,387,497	3,053,401	2,663,585
Net interest income after provision for credit losses	332,442	312,455	303,892
Other-than-temporary impairment on held-to-maturity securities	(339,089)	—	—
Other (loss) income	(10,216)	11,137	11,750
Other expense	56,308	53,618	49,055
Affordable Housing Program	—	22,182	21,848
REFCorp	—	49,558	48,948
Total assessments	—	71,740	70,796
Net (loss) income	(73,171)	198,234	195,791

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